Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FOURTH QUARTER

 AND FULL YEAR FINANCIAL RESULTS

PROVO, Utah, March 11, 2011 — Nature’s Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of natural health products, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2010.

For the Fourth Quarter of 2010:

•                  Net sales were $89.9 million, compared with $89.6 million in the same quarter a year ago, an increase of 0.3 percent.

•                  Operating income from continuing operations was $3.5 million, compared with $5.9 million in the same quarter a year ago, a decrease of 40.2 percent.

•                  EBITDA, defined as net income before taxes, depreciation and amortization, other income and share-based compensation expense, was $4.7 million, compared with $7.5 million in the same quarter a year ago, a decrease of 37.6 percent.

•                  Net loss from continuing operations was $0.4 million, compared with net income of $4.6 million in the same quarter a year ago, a decrease of 108.4 percent.

•                  Basic and diluted net loss per share from continuing operations was a loss of $0.02, compared with earnings per share of $0.30 for the same quarter a year ago.

•                  As of December 31, 2010, shareholders’ equity was $68.4 million, compared to $66.6 million on September 30, 2010, an increase of 2.6 percent.

•                  As of December 31, 2010, active Managers worldwide were 28,300, a decline of 5.7 percent from the end of the prior quarter, while active Distributors worldwide were 685,100, an increase of 0.6 percent from the end of the prior quarter.

For the Full Year 2010:

•                  Net sales were $349.9 million, compared with $342.1 million in the prior year, an increase of 2.3 percent.

•                  Operating income from continuing operations was $11.3 million, compared with $12.4 million in the prior year, a decrease of 9.4 percent.

•                  EBITDA from continuing operations, defined as net income before taxes, depreciation and amortization, other income and share-based compensation expense, was $15.9 million, compared with $17.4 million in the prior year, a decrease of 8.3 percent.

•                  Net income from continuing operations was $8.5 million, compared with $6.6 million in the prior year, an increase of 29.2 percent.

•                  Basic and diluted net income per share from continuing operations was $0.55 and $0.54, respectively, compared with $0.42 and $0.42, respectively, in the prior year, an increase of 31.0 and 28.6 percent, respectively.

•                  As of December 31, 2010, shareholders’ equity was $68.4 million, compared to $57.1 million on December 31, 2009, an increase of 19.8 percent.

Additional Financial Information:

Certain events affected the comparability of 2010 versus 2009 quarterly and annual results, as outlined below.  For a more detailed comparison of 2010 versus 2009 results, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

•                  During the year, the Company ceased operations in Brazil as a result of increased import restrictions. As a result, the company reported a charge of $8.2 million during the third quarter of 2010, of which $7.4 million was a non-cash write-off of accumulated currency translation adjustments.  NSP’s operations in Brazil represented less than 0.3 percent of the Company’s consolidated revenue over the past five years. The total loss from discontinued operations related to Brazil was $9.7 million, compared with $0.4 million for the prior year. Basic and diluted net losses per share from discontinued operations were a loss of $0.63 and $0.62, respectively, compared with a loss of $0.03 and $0.03, respectively, for the prior year.

•                  Operating income decreased quarter-over-quarter as a result of net favorable settlements of value-added tax and sales tax reserves of $2.6 million in the prior year. Operating income decreased year-over-year as a result of $4.0 million of prior year favorable non-income tax contingency reductions and current year one-time charges of $1.8 million for severance costs.

•                  Net income from continuing operations decreased as a result of a higher current quarter effective tax rate compared to the same quarter last year, which resulted primarily from the inability to utilize certain losses and tax credits.

NSP United States Results for the Fourth Quarter:

•                  Net sales were $34.9 million, compared with $38.2 million in the same quarter a year ago, a decrease of 8.6 percent.  The decrease in sales was caused, in part, by changes in our promotional programs, the timing of event qualification periods (contributing to lower sales compared to the same period a year ago), as well as continued weakness in the U.S. economy.

•                  Operating income was $1.2 million, compared with $1.6 million in the same quarter a year ago, a decrease of 27.1 percent.

NSP International Results for the Fourth Quarter:

•                  Net sales were $35.2 million, compared with $36.7 million in the same quarter a year ago, a decrease of 4.0 percent. In local currencies, net sales decreased by 6.6 percent compared to the same quarter a year ago. The decrease in net sales was primarily due to the devaluation of Venezuela’s currency in the first quarter of 2010 and its effect on reported net sales for the current quarter, as well as the impact of collecting VAT taxes on all of our products sold in Mexico. These decreases were offset by growth in several key markets, as well as the effect of the weakening U.S. dollar in relation to the relative currencies used in our markets and the positive impact of that weakening on consumer demand in many of the markets in which the Company operates.

•                  Net sales in the Company’s Russian markets were $15.7 million, compared with $14.7 million in the same quarter a year ago, an increase of 6.8 percent.  This improvement was due, in part, to improved Manager and Distributor recruiting efforts, an improving local economy, and a slight weakening of the U.S. dollar in relation to the various currencies in this market, which modestly reduced the price (in local currency) of our products.

•                  Net sales in Venezuela were $1.4 million, compared with $3.0 million in the same period a year ago, a decrease of 54.5 percent as the result of the devaluation of the bolivar.  In January of this year, the official exchange rate for the bolivar changed from 2.15 bolivars per U.S. dollar to 4.30 bolivars per U.S. dollar for all products other than essential goods.

•                  Net sales in Mexico were $3.0 million, compared with $3.8 million in the same quarter a year ago, a decrease of 20.3 percent. In local currency, net sales decreased 25.1 percent due to a tax law interpretation by the Mexican taxing authority requiring the collection of VAT tax on all of our products sold in Mexico.

•                  Operating income was $0.9 million, compared with an operating loss of $1.7 million in the same quarter a year ago, an increase of 150.6 percent. This increase was the result of current year cost reduction efforts, as well as the impact of a prior year increase in VAT charges in our Mexico business.

Synergy Worldwide Results for the Fourth Quarter:

•                  Net sales were $19.8 million, compared with $14.7 million in the same quarter a year ago, an increase of 34.0 percent. In local currencies, net sales increased 36.5 percent compared to the same quarter a year ago. Net sales revenue increased due to significant growth in the U.S., European and Korean markets, as well as the opening of the Vietnam market for Synergy products. These improvements were partially offset by decreases in Japan sales.

•                  Net sales in the United States were $4.6 million, compared with $2.0 million for the same quarter a year ago, an increase of 135.6 percent.  This improvement was due to strong demand for key products that fostered growth in our U.S. Distributor base.

•                  Net sales in Europe were $3.8 million, compared with $2.3 million for the same quarter a year ago, an increase of 64.7 percent.  This improvement was due to continued expansion of our relatively new operations, primarily within Norway and Sweden.

•                  Net sales in Korea were $3.8 million, compared with $2.0 million for the same quarter a year ago, an increase of 85.2 percent.  Excluding the effect of foreign currency fluctuations, net sales increased 79.3 percent compared to the same quarter a year ago due to continued growth of our Distributor base and effective leadership and development activities in the market.

•                  Net sales in Japan were $4.1 million, compared with $5.5 million for the same quarter a year ago, a decrease of 26.8 percent, primarily as the result of import restrictions on several key products, strong competition and continued economic weakness in Japan, which resulted in a decrease in the Distributor base in this market.

•                  Synergy launched operations in Vietnam during the second quarter of 2010 and reported net sales of $0.7 million for the fourth quarter.

•                  Operating income was $1.5 million, compared with $6.0 million for the same quarter in the prior year, a decrease of 74.6 percent. Prior year operating income included $5.7 million favorable non-income tax contingency reductions. Excluding this prior year one time settlement, operating income improved 411.0 percent due to net sales revenue growth and current year cost reduction efforts.

Non-GAAP Financial Measures

The Company has included information concerning EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to fund its business.  EBITDA has not been prepared in accordance with generally accepted accounting principles (GAAP).  This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net income as an indicator of the Company’s operating performance.  Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies.  The Company has included a reconciliation of EBITDA to reported earnings under GAAP in the attached financial tables.

About Nature’s Sunshine Products

Nature’s Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products.  In addition to the United States, the Company has operations in Australia, Austria, Belarus, Canada, the Czech Republic, China, Colombia, Costa Rica, the Dominican Republic, Ecuador, El Salvador, Germany, Guatemala, Honduras, Hong Kong, Indonesia, Israel, Japan, Kazakhstan, Latvia, Lithuania, Malaysia, Mexico, Mongolia, the Netherlands, Nicaragua, Norway, Panama, Peru, the Philippines, Poland, Russia, Singapore, South Korea, Sweden, Thailand, Taiwan, Ukraine, the United Kingdom, Venezuela, and Vietnam.  The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, and Norway. Additional information can be obtained at the Company’s website, www.natr.com.

Cautionary Statement Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Nature’s Sunshine may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Nature’s Sunshine’s beliefs, expectations, hopes, or intentions regarding future events.  Words such as “expects,” “intends,” “believes,” “anticipates,” “should,” “likely,” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. Nature’s Sunshine assumes no obligation to update any forward-looking statement.  Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: further reviews of the Company’s financial statements by the Company and its Audit Committee; modification of the Company’s accounting practices; foreign business risks; industry cyclicality; fluctuations in customer demand and order pattern; changes in pricing and general economic conditions; as well as other risks detailed in the Company’s previous filings with the SEC.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$47,604	$35,538
Restricted cash	—	1,495
Accounts receivable, net of allowance for doubtful accounts of $918 and $1,840, respectively	5,947	8,294
Investments available for sale	6,470	3,167
Inventories, net	36,235	40,623
Deferred income tax assets	4,582	6,646
Prepaid expenses and other current assets	5,700	5,629
Total current assets	106,538	101,392

Property, plant and equipment, net	27,391	28,757
Investment securities	1,778	1,752
Intangible assets	1,303	1,421
Deferred income tax assets	12,916	12,228
Other assets	9,489	10,589
	$159,415	$156,139

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,855	$4,176
Accrued volume incentives	18,619	17,495
Accrued liabilities	34,601	34,143
Deferred revenue	3,385	4,513
Income taxes payable	3,708	7,542
Total current liabilities	65,168	67,869
Liability related to unrecognized tax benefits	21,366	26,311
Deferred compensation payable	1,778	1,752
Other liabilities	2,721	3,112
Total long-term liabilities	25,865	31,175
Shareholders’ Equity:
Common stock, no par value; 50,000 shares authorized, 15,533 and 15,510 shares issued and outstanding as of December, 2010 and 2009, respectively	67,752	67,183
Retained earnings	8,278	9,511
Accumulated other comprehensive loss	(7,648)	(19,599)
Total shareholders’ equity	68,382	57,095
	$159,415	$156,139

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share information)

	Three Months Ended December 31,
	2010	2009

Net sales revenue (net of the rebate portion of volume incentives of $11,157 and $12,452, respectively)	$89,889	$89,646
Cost and expenses:
Cost of goods sold	17,732	18,073
Volume incentives	33,205	32,872
Selling, general and administrative	35,408	32,770
	86,345	83,715
Operating income	3,544	5,931
Other income, net	353	405

Income from continuing operations before provision for income taxes	3,897	6,336
Provision for income taxes	4,283	1,738
Net income (loss) from continuing operations	(386)	4,598
Loss from discontinued operations	(314)	(635)
Net income (loss)	$(700)	$3,963

Basic and diluted net income (loss) per common share

Basic:
Net income (loss) from continuing operations	$(0.02)	$0.30
Loss from discontinued operations	$(0.02)	$(0.04)
Net income (loss)	$(0.04)	$0.26

Diluted:
Net income (loss) from continuing operations	$(0.02)	$0.30
Loss from discontinued operations	$(0.02)	$(0.04)
Net income (loss)	$(0.04)	$0.26

Weighted average basic common shares outstanding	15,514	15,510
Weighted average diluted common shares outstanding	15,514	15,510

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Amounts in thousands, except per share information)

	Year Ended December 31,
	2010	2009

Net sales revenue (net of the rebate portion of volume incentives of $44,409 and $47,231, respectively)	$349,918	$342,111
Cost and expenses:
Cost of goods sold	69,040	68,512
Volume incentives	130,367	126,105
Selling, general and administrative	139,248	135,061
	338,655	329,678
Operating income	11,263	12,433
Other income, net	2,727	2,331

Income from continuing operations before provision for income taxes	13,990	14,764
Provision for income taxes	5,521	8,210
Net income from continuing operations	8,469	6,554
Loss from discontinued operations	(9,702)	(439)
Net income (loss)	$(1,233)	$6,115

Basic and diluted net income (loss) per common share

Basic:
Net income from continuing operations	$0.55	$0.42
Loss from discontinued operations	$(0.63)	$(0.03)
Net income (loss)	$(0.08)	$0.39

Diluted:
Net income from continuing operations	$0.54	$0.42
Loss from discontinued operations	$(0.62)	$(0.03)
Net income (loss)	$(0.08)	$0.39

Weighted average basic common shares outstanding	15,515	15,510
Weighted average diluted common shares outstanding	15,605	15,512

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES

RECONSILIATION OF NET INCOME (LOSS) to EBITDA

 (Amounts in thousands)

	Three Months Ended December 31,
	2010	2009

Net income (loss)	$(700)	$3,963
EBITDA adjustments:
Loss from discontinued operations	314	635
Depreciation and amortization	1,011	1,076
Share-based compensation expense	112	478
Other income, net**	(353)	(405)
Taxes	4,283	1,738
EBITDA	$4,667	$7,485

	Year Ended December 31,
	2010	2009

Net income (loss)	$(1,233)	$6,115
EBITDA adjustments:
Loss from discontinued operations	9,702	439
Depreciation and amortization*	4,222	4,460
Share-based compensation expense	437	478
Other income, net**	(2,727)	(2,331)
Taxes	5,521	8,210
EBITDA	$15,922	$17,371

* Excludes immaterial depreciation from Brazil discontinued operations; results in difference from cash flow statement.

** Other income, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

Contact:

Stephen M. Bunker

Chief Financial Officer

Nature’s Sunshine Products, Inc.

Provo, Utah 84605-9005

(801) 342-4370